Exhibit 10.194

Dated as of January 15, 2010

AMENDED AND RESTATED IRREVOCABLE CROSS COLLATERAL GUARANTY OF PAYMENT AND PERFORMANCE

THIS AMENDED AND RESTATED IRREVOCABLE CROSS COLLATERAL GUARANTY OF PAYMENT AND PERFORMANCE (hereinafter called “Guaranty”) is made by MACK-CALI REALTY, L.P., a Delaware limited partnership (“Guarantor”) in favor of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Prudential”), and VPCM, LLC, a Virginia limited liability company (“VPCM”) (collectively, “Lender”, which shall also mean successors and assigns who become holders of the Note).

W I T N E S S E T H:

WHEREAS, Guarantor is the maker of, or has assumed the obligations of the maker of, that certain Amended and Restated Promissory Note dated as of November 12, 2004 in the original principal amount of Twenty Three Million Three Hundred Sixteen Thousand and No/100 Dollars ($23,316,000.00) and payable to the order of Lender, and of that certain Supplemental Promissory Note dated as of November 12, 2004 in the original principal amount of Two Million Two Hundred Eighty Four Thousand and No/100 Dollars ($2,284,000.00) and payable to the order of Lender (collectively, the “Existing Guarantor Note”; the loan evidenced by the Existing Guarantor Note is herein referred to as the “Existing Guarantor Loan”);

WHEREAS, the Existing Guarantor Loan was made pursuant to that certain Amended and Restated Loan Agreement dated as of November 12, 2004 (the “Existing Loan Agreement”) by and among, inter alia, Lender and Guarantor relating to seven (7) cross-collateralized and cross-defaulted loans in the aggregate principal amount of $150,000,000.00 (the “Existing Loans”); and

WHEREAS, Guarantor, Mack-Cali Realty Corporation, a Maryland corporation (the “REIT Corporation”), and Mack-Cali Realty, L.P., a  Delaware limited partnership (the “Operating Partnership”), and the Borrowers listed on Exhibit A attached hereto and made a part hereof (hereinafter, excluding Guarantor, referred to collectively as “Borrowers”) have, by that certain First Mortgage Loan Application Nos. 706 108 235 - 706 108 241, dated January 13, 2010 (the “Application”), applied for the Loan in the aggregate loan amount of $150,000,000.00 (the “Aggregate Loan Amount”); and

WHEREAS, Guarantor, Borrowers, the REIT Corporation, the Operating Partnership, and Lender have agreed, pursuant to that certain Amended and Restated Loan Agreement dated of even date herewith (the “Loan Agreement”) by and among Guarantor, Borrowers, the REIT Corporation, the Operating Partnership and Lender relating to seven (7) cross-collateralized and cross-defaulted loans in the aggregate principal amount of $150,000,000.00 (hereinafter, excluding the loan made to Guarantor, referred to collectively as the “Loan”), to refinance the seven (7) cross-collateralized and cross-defaulted loans referenced in the Existing Loan Agreement, to amend and restate the terms thereof, and to re-allocate the loan amounts among the seven (7) Existing Loans representing additional advances to certain borrowers under the Loan Agreement and corresponding reductions of loan amounts to other borrowers under the Loan Agreement; and

WHEREAS, the Loan is, pursuant to the terms of the Application, divided into seven (7) individual loans (the “Individual Loans”), to be made by Lender in the amounts set forth on Exhibit B attached hereto and made a part hereof; one of those Individual Loans is a loan of $23,500,000.00 (the “Mack-Cali Centre II Loan”) to Guarantor secured by real property located in Bergen County, New Jersey, known as Mack-Cali Centre II (the “Mack-Cali Centre II Property”) and which Loan is known as Loan No. 706 108 237 and 706 108 267, and which Loan is evidenced by an Amended, Restated and Consolidated Promissory Note in favor of Prudential in the original principal amount of Twelve Million Five Hundred Thirty Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($12,533,333.34) and an Amended, Restated and Consolidated Promissory Note in favor of VPCM in the original principal amount of Ten Million Nine Hundred Sixty Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($10,966,666.66); and

WHEREAS, Lender has agreed to make the Loans to Guarantor and the other Borrowers pursuant to the terms and conditions set forth in the Loan Agreement; and

WHEREAS, Guarantor and each other Borrower have executed and delivered to the Lender Amended, Restated and Consolidated Promissory Notes (the “New Notes”) in the aggregate principal amount of $150,000,000.00 as evidence of their indebtedness to Lender;  and one or more of the New Notes is executed by Guarantor in its capacity as a Borrower and as an owner of its respective Properties as listed on Exhibit A attached hereto, which New Notes are executed in order to evidence the portion of the Loan that is allocated to such Individual Loans for such Properties owned by Guarantor; and

WHEREAS, to secure payment of the New Notes and the performance of each Borrower’s obligations under the Loan Agreement, each Borrower has executed and delivered to Lender the Security Documents (as defined in the Loan Agreement) conveying to or for the benefit of Lender, as mortgagees or beneficiaries, as applicable, certain land and improvements thereon, as well as the other Loan Documents (as such term is defined in the Loan Agreement;  any term not otherwise defined herein shall have the meaning assigned to such term in the Loan Agreement); and

WHEREAS, the Mack-Cali Centre II Loan is one of the Individual Loans, and is evidenced and secured by, inter alia, the following:

(i)
Guarantor’s Amended, Restated and Consolidated Promissory Note of even date herewith in favor of Prudential in the original principal amount of Twelve Million Five Hundred Thirty Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($12,533,333.34) and Guarantor’s Amended, Restated and Consolidated Promissory Note in favor of VPCM in the original principal amount of Ten Million Nine Hundred Sixty Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($10,966,666.66) (collectively, the “Mack-Cali Centre II Note”); and

(ii)
That certain Amended, Restated and Consolidated Mortgage and Security Agreement of even date herewith between Borrower and Lender, to be recorded in the real estate records of Bergen County, New Jersey (the “Mack-Cali Centre II Mortgage”), encumbering the Mack-Cali Centre II Property and securing the Mack-Cali Centre II Note; and

WHEREAS, notwithstanding the division of the Loan into seven (7) Individual Loans, certain terms, conditions and provisions of the Application with respect to the Individual Loans relate to all of the Individual Loans in the aggregate, and the relationship of all of the Individual Loans to each other, including, but not limited to, provisions relating to cross-default between the Loans, cross-collateral issues relating to the Loans, and provisions relating to release of or substitution of collateral (the “Master Loan Terms”); and

WHEREAS, the REIT Corporation and the Operating Partnership own, directly or indirectly through qualified REIT subsidiaries, Guarantor and all of the Borrowers; and

WHEREAS, the entire Loan in the aggregate principal amount of $150,000,000.00 is to be secured by the Properties listed on Exhibit A attached hereto; notwithstanding that the Loan is divided into seven (7) Individual Loans, Guarantor acknowledges that Lender would not make any of the Individual Loans, or less than all of the Individual Loans, pursuant to the provisions in the Application relating to the Individual Loans, without making all seven (7) Individual Loans in compliance with the terms of the Application and except in accordance with all the provisions set forth in this Guaranty; and

WHEREAS, Guarantor acknowledges that the provisions set forth in this Guaranty and otherwise set forth in the Loan Documents relating to cross-default, cross-collateralization and the other Master Loan Terms have resulted in more favorable economic terms for the Individual Loan to Guarantor, and that Guarantor would be unable to receive financing in the amount, or at the rate, or otherwise under more favorable terms, than those set forth herein and, therefore, there exists direct and valuable consideration for Guarantor’s consent and agreement to the Master Loan Terms; and

WHEREAS, one of the Master Loan Terms involves the Cross-Collateralization of each of the Properties, whereby the Properties of each Borrower will secure the entire Loan by virtue of securing such Borrower’s New Note evidencing such Borrower’s Individual Loan and such Borrower’s Cross-Collateral Guaranty (as defined in the Loan Agreement) evidencing such Borrower’s obligation to repay the other Individual Loans; and

WHEREAS, the Mack-Cali Centre II Property owned by Guarantor will secure the entire Loan by virtue of securing the Mack-Cali Centre II Note evidencing Guarantor’s Individual Loan and Guarantor’s Cross-Collateral Guaranty evidencing Guarantor’s obligation to repay the other Individual Loans; and

WHEREAS, Guarantor will derive financial benefit from the Individual Loans to the other Borrowers evidenced and secured by the New Notes, Security Instruments, Loan Agreement and other Loan Documents; the execution and delivery of this Guaranty by Guarantor is a condition precedent to the advancement by Lender of the Loan and each of the Individual Loans in order to evidence the obligation of Guarantor for repayment of the Obligations other than the Mack-Cali Centre II Loan entered into with respect to the Mack-Cali Centre II Property, and, with respect to such New Notes and Individual Loans to such Borrowers, this Guaranty is intended to evidence the separate obligations of Guarantor under the Loan Agreement as a guarantor of a portion of the Loan as and to the extent described herein and subject to the Limited Recourse Liability provisions incorporated by reference herein from the Mack-Cali Centre II Note; and

WHEREAS, in connection with the Existing Loans other than the Existing Guarantor Loan Guarantor delivered to Lender that certain Amended and Restated Irrevocable Cross-Collateral Guaranty of Payment and Performance dated as of April 30, 1998 (the “Existing Guaranty”); and

WHEREAS, all of the terms, covenants and provisions of the Existing Guaranty are hereby modified, amended and restated so that henceforth such terms, covenants and provisions shall be those set forth in this Guaranty, and the Existing Guaranty, as so modified, amended and restated in its entirety, is hereby ratified and confirmed in all respects by Guarantor.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Guaranty by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Guarantor hereby covenants and agrees with Lender as follows:

FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, and in accordance with the terms provided below, Guarantor absolutely and unconditionally guarantees and agrees to pay to Lender at the address designated in the Notes (defined below) for payment thereof or as such address may be changed as provided in the Notes or the Instrument, all Obligations (defined below) of Borrowers, under the Notes and other Documents (defined below), and absolutely and unconditionally covenants and agrees with Lender pursuant to the terms of this Guaranty, subject, however, to the provisions of Section 3 hereof, as follows:

1.           As used in this Guaranty, the term (i) “Documents” shall have the same meaning as set forth in the Instruments (defined below); (ii) “Obligations” shall have the same meaning as set forth in the Instruments; (iii) “Notes” shall refer to the New Notes, but excluding the Mack-Cali Centre II Note, as the same may be modified, amended, renewed, extended, and/or substituted, which Notes are secured by the Instrument (as hereinafter defined); (iv) “Instruments” shall refer to each Amended, Restated and Consolidated Mortgages and Security Agreements of even date herewith, from Borrowers to or for the benefit of Lender, and recorded or to be recorded in the public records of Bergen County, New Jersey, which secure the Notes; (v) “Cross Collateral Property” shall have the same meaning as set forth in the Instruments; (vi) “Loans” shall mean the Loan pursuant to the Loan Agreement, but excluding the Loan evidenced by the Mack-Cali Centre II Note, and (vii) “Costs” shall have the same meaning as set forth in the Instrument;.  Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Instruments.

2.           Subject to the provisions of Section 3 hereof, in the event Borrowers fail to pay the Obligations, Guarantor shall upon written demand (not later than five (5) days after written demand) of Lender promptly and with due diligence pay to and for the benefit of Lender all of the Obligations, and, in addition, Guarantor further agrees to pay any and all Costs incurred or expended by Lender in collecting any of the Obligations or in enforcing any right granted hereunder.  This Guaranty is the “Note” referred to and secured by the Amended, Restated and Consolidated Second Priority Mortgage and Security Agreement (Subordinate Mortgage to Secure Cross Collateral Guaranty) of even date herewith between Borrower and Lender, to be recorded in the real estate records of Bergen County, New Jersey and is secured by the Mack-Cali Centre II Property.

3.           Guarantor’s liability under this Guaranty is expressly not subject to, or limited by, any limitations on Borrowers’ liability set forth in the Notes, and Guarantor agrees and acknowledges that Lender is relying upon this Guaranty in making the Loans to Borrowers.  Notwithstanding the foregoing, the provisions of Paragraph 8 and Paragraph 9 of the Mack-Cali Centre II Note are incorporated into this Guaranty as if such provisions were set forth in their entirety in this Guaranty.  Guarantor agrees that any exculpatory language (the “Other Exculpatory Language”) contained in the Notes (other than the Mack-Cali Centre II Note) which Other Exculpatory Language limits any liability of Guarantor with respect to the Individual Loans related to such Properties, shall in no event apply to limit Lender’s recourse under this Guaranty, and the Other Exculpatory Language will not prevent Lender from proceeding against Guarantor to enforce this Guaranty in the manner set forth in the following sentences.  Notwithstanding the foregoing provisions of this Section 3 with respect to the Other Exculpatory Language applicable to Guarantor’s obligations and liabilities under Notes and Security Instruments (other than those with respect to the Mack-Cali Centre II Property), Guarantor’s liability under this Guaranty shall be limited to Guarantor’s interest in the Mack-Cali Centre II Property and the other Collateral (as defined in the Mack-Cali Centre II Mortgage) encumbered or conveyed thereby in the Loan Documents with respect to the Mack-Cali Centre II Property.  Guarantor’s limited recourse liability under this Guaranty shall be subject to the same limitations and other provisions as are set forth in Paragraph 8 and Paragraph 9 of the Mack-Cali Centre II Note, all of which terms and provisions are incorporated herein by this reference, and, except to the extent provided therein, Lender shall not enforce any deficiency judgment or personal money judgment against Guarantor or any of its respective constituent partners, or any of their respective officers, directors, agents, or shareholders with respect to the obligations arising under and evidenced by this Guaranty.

4.           In the event that Lender elects to foreclose or to accept a deed-in-lieu of foreclosure under the Instruments, Guarantor hereby acknowledges and agrees that Guarantor’s recourse liability under this Guaranty as determined above shall be calculated after deduction from the outstanding Obligations (including, but not limited to, all principal, accrued interest, Prepayment Premium [as defined in the Notes], advances and other charges) of (i) the amount of money bid by or received by Lender at a foreclosure sale, or (ii) the value of the Cross Collateral Property or any other property received by Lender as consideration for acceptance of a deed-in-lieu of foreclosure.

5.           In the event that Lender accepts a deed-in-lieu of foreclosure, the value of the Cross Collateral Property and any other property received by Lender shall be conclusively determined by an independent MAI appraiser, selected by Lender in its sole discretion, having not less than five (5) years’ experience in appraising commercial real estate in the area where the Cross Collateral Property is located.  The fees and costs of said MAI appraiser shall be paid by Guarantor.

6.           Guarantor’s recourse liability under this Guaranty shall continue with respect to any and all Obligations, until Lender has been paid the full amount of the Obligations from any person or entity at the time of foreclosure or following an Event of Default; provided, however, that Guarantor’s recourse liability under this Guaranty shall be in addition to, and not in lieu of, any liability or obligations of Guarantor under any other document or other instrument delivered by Guarantor in connection with the Loans.

7.           Guarantor also acknowledges and agrees that Lender shall have the right to seek collection of the recourse portion of the Loans under this Guaranty from Guarantor without commencement of any foreclosure proceedings, subject, however, to the terms of Section 3 hereof.

8.           Guarantor expressly waives presentment for payment, demand, notice of demand and of dishonor and nonpayment of the Obligations or any part thereof, notice of intention to accelerate the maturity of the Obligations or any part thereof, notice of disposition of collateral, notice of acceleration of the maturity of the Obligations or any part thereof, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party.  Guarantor agrees that Lender shall be under no obligation to: (i) notify Guarantor of its acceptance of this Guaranty or of any advances made or credit extended on the faith of this Guaranty; (ii) notify Guarantor of Borrowers’ failure to make payments due under the Notes as it matures or the failure of Borrowers to pay any of the Obligations as they mature or any default in performance of any obligations required by the Notes, the Instruments or any other Document; (iii) use diligence in preserving the liability of any person with respect to the Obligations, or with respect to the Notes, the Instruments or any other Document; (iv) use diligence in collecting payments or demanding performance required by the terms of the Notes, the Instruments or any other Document; or (v) bring suit against, or take any other action against, any party to enforce collection of the Notes, the Instruments or any other Document.

9.           Guarantor waives all legal defenses (at law or in equity) given or available to sureties or guarantors other than the actual payment in full of all Obligations, and waives all legal defenses (at law or in equity) based upon the validity, legality or enforceability of the Notes, the Instruments or any other Document (including, without limitation, any claim that the Notes, the Instruments or any other Document is or was in any way usurious), or otherwise with respect to the Obligations.  In accordance with the terms of this Guaranty, Guarantor agrees and acknowledges that it shall be primarily liable for payment of the Obligations (subject only to the limitations set forth above) in the event of default or foreclosure.

10.           Guarantor acknowledges and agrees that from time to time, at Lender’s discretion, with or without valuable consideration, without authorization from or notice to Guarantor, and without impairing, modifying, releasing, limiting or otherwise affecting Guarantor’s liability under this Guaranty, Lender may: (i) alter, compromise, accelerate, renew, extend or change the time or manner for the payment of any or all of the Obligations due under the Notes, the Instruments or any other Document; (ii) increase or reduce the rate of interest with respect to the Notes or Loans; (iii) take and surrender security, exchange security by way of substitution, or in any way Lender deems necessary take, accept, withdraw, subordinate, alter, amend, modify or eliminate security; (iv) add or release or discharge endorsers, guarantors or other obligors; (v) make changes of any kind whatsoever in the terms of the Notes, the Instruments or any other Document; (vi) make changes of any kind whatsoever in the manner Lender does business with Borrowers; (vii) settle or compromise with Borrowers or any other person(s) liable on the Notes, the Instruments or any other Document on such terms as Lender determines; (viii) apply all moneys received from Borrowers or others, or from any security held (whether or not held under a mortgage, deed of trust, deed to secure debt or other instrument), in such manner upon the Notes or upon any other obligation arising under the Instruments or any other Document (whether then due or not) as Lender determines to be in its best interest, and without in any way being required to marshal securities or assets or to apply all or any part of such moneys upon any particular part of the Notes, the Instruments or any other Document, except to the extent as may be expressly provided therein.

11.           Guarantor agrees that Lender is not required to retain, hold, protect, exercise due care with respect to, perfect security interests in, or otherwise assure or safeguard any security for the Notes or the Loans.  Guarantor agrees and acknowledges that Lender’s failure to do any of the foregoing and Lender’s failure to exercise any other right or remedy available to Lender shall in no way affect or alter any of Guarantor’s obligations under this Guaranty or any security furnished by Guarantor, or give Guarantor any recourse against Lender.

12.           Guarantor agrees that its liability under this Guaranty shall not be modified, changed, released, limited or impaired in any manner whatsoever on account of any or all of the following: (i) the incapacity, death, disability, dissolution or termination of Guarantor, Borrowers, Lender or any other person or entity; (ii) the failure by Lender to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of Borrowers or any other person or entity; (iii) the inability of Lender, Guarantor or any other person or entity to recover from Borrowers or any other party due to the expiration of any statute of limitations or due to any other cause whatsoever; (iv) the claim or assertion (whether or not successful) by Borrowers or any other person or entity of any available defenses, set-off rights or counterclaims (other than payment in full of the Obligations) during any judicial, arbitration, or mediation proceeding; (v) the transfer(s) of any portion of the Cross Collateral Property encumbered by the Instruments or of any other secured collateral by other instrument securing payment of the Obligations; (vi) any modifications, extensions, amendments, consents, releases or waivers with respect to the Notes, the Instruments or any other Document, including, but not limited to, any other instrument that may now or hereafter secure the payment of the Obligations or this Guaranty; (vii) Lender’s failure to give any notice to Guarantor of any default under the Notes, the Instruments or any other Document, including, but not limited to, any other instrument securing the payment of the Obligations or this Guaranty; (viii) Guarantor is or becomes liable for any indebtedness owed by Borrowers to Lender other than that which is secured by this Guaranty; or (ix) any impairment, modification, change, release or limitation of the liability of, or stay of actions or lien enforcement proceedings against, Borrowers, its property, or its estate in bankruptcy resulting from the operation of any present or future provision of 11 U.S.C. §101 et. seq. or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or from the decision of any court.

13.           Guarantor agrees and acknowledges that Lender shall not be required to (i) pursue any other remedies before invoking the benefits of the guaranties contained in this Guaranty, or (ii) make demand upon or institute suit or otherwise pursue or exhaust its remedies against Borrowers or any surety other than Guarantor or to proceed against any security now or hereafter existing for the payment of any of the Obligations.  Guarantor also acknowledges that Lender may maintain an action on this Guaranty without joining Borrowers in such action and without bringing a separate action against Borrowers.

14.           If the Notes, the Instruments or any other Document cannot be enforced against Borrowers for any reason whatsoever (including but not limited to the legal defenses of ultra vires, lack of authority, illegality, force majeure, act of God, usury or impossibility), such unenforceability shall not affect Guarantor’s liability under this Guaranty.  Guarantor agrees that it shall be liable to the extent provided in this Guaranty notwithstanding the fact that Borrowers may be held not to be liable for such Obligations or not liable to the same extent as Guarantor’s liability.

15.           Guarantor agrees that in the event that Borrowers do not or otherwise are unable to pay the Obligations for any reason (including, without limitation, liquidation, dissolution, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, sale of all or substantially all assets, reorganization, arrangement, composition, or readjustment of, or other similar proceedings affecting the status, composition, identity, existence, assets or obligations of Borrowers, or the disaffirmance or termination of any of the Obligations in or as a result of any such proceeding), Guarantor shall pay the Obligations and such occurrence shall in no way affect Guarantor’s obligations under this Guaranty.

16.           Should the status, structure or composition of Borrowers or any of them change, Guarantor agrees that this Guaranty shall continue and shall also cover the Obligations of Borrowers under the new status, structure or composition of Borrowers, or of any successor.  This Guaranty shall remain in full force and effect notwithstanding any transfer of the Cross Collateral Property encumbered by the Instruments.

17.           In the event any payment by Borrowers to Lender is held to constitute a preference under any Applicable Bankruptcy Law, or if for any other reason Lender is required to refund or does refund such payment or pay such amount to any other party, Guarantor acknowledges that such payment by Borrowers to Lender shall not constitute a release of Guarantor from any liability under this Guaranty, but Guarantor agrees to pay such amount to Lender upon demand and this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

18.           Guarantor agrees that it shall not have (i) the right to the benefit of, or to direct the application of, any security held by Lender (including the Cross Collateral Property covered, conveyed or encumbered by the Instruments and any other instrument securing the payment of the Obligations), (ii) any right to enforce any remedy which Lender now has or hereafter may have against Borrowers, or (iii) any right to participate in any security now or hereafter held by Lender.

19.           Guarantor also agrees that it shall not have (i) any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Guarantor against Borrowers or against any security resulting from the exercise or election of any remedies by Lender (including the exercise of the power of sale under the Instruments), or (ii) any defense arising by reason of any disability or other defense of Borrowers or by reason of the cessation, from any cause (other than as a result of payment in full of the Obligations), of Borrowers’ liability under the Notes, the Instruments or any other Document.

20.           Guarantor agrees that any payment it makes of any amount pursuant to this Guaranty shall not in any way entitle Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to the Notes, the Instruments or any other Document, or any proceeds attributable to the Notes, the Instruments or any other Document, unless and until the full amount of the Obligations owing to Lender has been fully paid.  At such time as the full amount of the Obligations owing to Lender has been fully paid, Guarantor shall be subrogated as to any payments made by it to Lender’s rights against Borrowers and/or any endorsers, sureties or other guarantors.  For the purposes of the preceding sentence only, the full amount of the Obligations shall not be deemed to have been paid in full by foreclosure of the Instruments or by acceptance of a deed-in-lieu of foreclosure, and Guarantor hereby waives and disclaims any interest which it might have in the Cross Collateral Property encumbered by the Instruments or other collateral security for the Obligations, by subrogation or otherwise, following such foreclosure or Lender’s acceptance of a deed-in-lieu of foreclosure.

21.           Guarantor expressly subordinates its rights to payment of any indebtedness owing from Borrowers to Guarantor(including, but not limited to, property management and construction management fees and leasing commissions), whether now existing or arising at any time in the future, to the right of Lender to first receive or require payment of the Obligations in full (and including interest accruing on the Notes after any petition under Applicable Bankruptcy Law, which post-petition interest Guarantor agrees shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in proceedings under such Applicable Bankruptcy Law).  Guarantor further agrees, upon the occurrence of an Event of Default, not to accept any payment or satisfaction of any kind of indebtedness of Borrowers to Guarantor or any security for such indebtedness without Lender’s prior written consent.  If Guarantor should receive any such payment, satisfaction or security for any indebtedness owed by Borrowers to Guarantor, Guarantor agrees to deliver the same without delay to Lender in the form received, endorsed or assigned for application on account of, or as security for, the Recourse Liability; until such payment, satisfaction or security is delivered, Guarantor agrees to hold the same in trust for Lender.

22.           Under no circumstances shall the aggregate amount paid or agreed to be paid under this Guaranty exceed the highest lawful rate permitted under applicable usury law (the “Maximum Rate”) and the payment obligations of Guarantor hereunder are hereby limited accordingly.  If under any circumstances, whether by reason of advancement or acceleration of the unpaid principal balance of the Notes or otherwise, the aggregate amounts paid hereunder shall include amounts which by law are deemed interest and which could exceed the Maximum Rate, Guarantor stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Guarantor and Lender, and Lender shall promptly credit such excess (only to the extent such interest payments are in excess of the Maximum Rate) against the unpaid principal balance of the Notes, and any portion of such excess payments not capable of being so credited shall be refunded to Guarantor.  The term “applicable law” as used in this paragraph shall mean the laws of the Property State (as such term is defined in the Instruments) or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

23.           Guarantor hereby represents, warrants and covenants to and with Lender as follows: (i) the making of the Loans by Lender to Borrowers are and will be of direct interest, benefit and advantage to Guarantor; (ii) Guarantor is solvent, is not bankrupt and has no outstanding liens, garnishments, bankruptcies or court actions which could render Guarantor insolvent or bankrupt; (iii) there has not been filed by or against Guarantor a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to Guarantor or any substantial portion of Guarantor’s property, reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution or similar relief under Applicable Bankruptcy Law; (iv) all reports, financial statements and other financial and other data which have been or may hereafter be furnished by Guarantor to Lender in connection with this Guaranty are or shall be true and correct in all material respects and do not and will not omit to state any fact or circumstance necessary to make the statements contained therein not misleading and do or shall fairly represent the financial condition of Guarantor as of the dates and the results of Guarantor’s operations for the periods for which the same are furnished, and no material adverse change has occurred since the dates of such reports, statements and other data in the financial condition of Guarantor; (v) the execution, delivery and performance of this Guaranty do not contravene, result in the breach of or constitute a default under any mortgage, deed of trust, lease, promissory note, loan agreement or other contract or agreement to which Guarantor is a party or by which Guarantor or any of its properties may be bound or affected and do not violate or contravene any law, order, decree, rule or regulation to which Guarantor is subject; (vi) there are no judicial or administrative actions, suits or proceedings pending or, to the best of Guarantor’s knowledge, threatened against or affecting Guarantor which would have a material adverse effect on either the Property or Borrower’s ability to perform its obligations, or involving the validity, enforceability or priority of this Guaranty; and (vii) this Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

24.           Guarantor will furnish to Lender the financial statements and other information as to Guarantor as are described in Section 3.15 of the Instrument, on or before the deadlines set forth therein. Guarantor will provide to Lender such other financial information and statements concerning Guarantor's financial status as Lender may request from time to time, all of which shall be in form and substance acceptable to Lender. Guarantor shall be in default hereunder if there is any falsity in any material respect or any material omission in any representation or statement made by Guarantor to Lender or in any information furnished Lender, by or on behalf of Borrower or Guarantor, in connection with the Loan and/or any of the Obligations, as determined by Lender in its sole and absolute discretion.

25.           Guarantor further agrees to the following:

(a)           Where two or more persons or entities have executed this Guaranty, unless the context clearly indicates otherwise, all references herein to “Guarantor” shall mean the guarantors hereunder or either or any of them.  All of the obligations and liability of said guarantors hereunder shall be joint and several.  Suit may be brought against said guarantors, jointly and severally, or against any one or more of them, or less than all of them, without impairing the rights of Lender against the other or others of said guarantors.  Lender may compound with any one or more of said guarantors for such sums or sum as it may see fit and/or release such of said guarantors from all further liability to Lender for such indebtedness without impairing the right of Lender to demand and collect the balance of such indebtedness from the other or others of said guarantors not so compounded with or released.  However, said guarantors agree that such compounding and release shall in no way impair the their rights as among themselves.

(b)           Except as otherwise provided herein, the rights of Lender are cumulative and shall not be exhausted by its exercise of any of its rights under this Guaranty or otherwise against Guarantor or by any number of successive actions, until and unless all Obligations have been paid and each of the obligations of Guarantor under this Guaranty have been performed.

(c)           Intentionally Omitted.

(d)           Any notice or communication required or permitted under this Guaranty shall be given in writing, sent by (i) personal delivery, or (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, sent to the intended addressee at the address shown below, or to such other address or to the attention of such other person(s) as hereafter shall be designated in writing by the applicable party sent in accordance herewith.  Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery on a business day at the applicable address and in the manner provided herein.

(e)           This Guaranty shall be deemed to have been made under and shall be governed in all respects by the laws of the Property State.

(f)           This Guaranty may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

(g)           This Guaranty may only be modified, waived, altered or amended by a written instrument or instruments executed by the party against which enforcement of said action is asserted.  Any alleged modification, waiver, alteration or amendment which is not so documented shall not be effective as to any party.

(h)           The books and records of Lender showing the accounts between Lender and Borrowers shall be admissible in any action or proceeding arising from this Guaranty as prima facie evidence for any claim whatsoever, absent manifest error.

(i)           Guarantor waives and renounces any and all homestead or exemption rights Guarantor may have under the United States Constitution, the laws of the Property State, or the laws of any state as against Guarantor, and Guarantor transfers, conveys and assigns to Lender a sufficient amount of such homestead or exemption as may be allowed, including such homestead or exemption as may be set apart in bankruptcy, to pay and perform the obligations of Guarantor arising under this Guaranty.  Guarantor hereby directs any trustee in bankruptcy having possession of such homestead or exemption to deliver to Lender a sufficient amount of property or money set apart as exempt to pay and perform such Guarantor obligations.

(j)           The terms, provisions, covenants and conditions of this Guaranty shall be binding upon Guarantor, its heirs, devisees, representatives, successors and assigns, and shall inure to the benefit of Lender and Lender’s transferees, credit participants, successors, assigns and/or endorsees.

(k)           Within this Guaranty, the words of any gender shall be held and construed to include any other gender, and the words in the singular number shall be held and construed to include the plural and the words in the plural number shall be held and construed to include the singular, unless the context otherwise requires.

(l)           A determination that any provision of this Guaranty is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Guaranty to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.  Accordingly, the provisions of this Guaranty are declared to be severable.

THIS GUARANTY is executed as of the date and year first above written.

GUARANTOR:

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:MACK-CALI REALTY CORPORATION, a Maryland corporation, General Partner

By: /s/ Barry Lefkowitz
Name:  Barry Lefkowitz
Title:  Executive Vice President and Chief Financial Officer

The address of Guarantor is:

               Mack-Cali Realty, L.P.
               c/o Mack-Cali Realty Corporation
               343 Thornall Street
               Edison, New Jersey  08837
               Attn: Mitchell E. Hersh, President and Chief Executive Officer

With a copy to:

General Counsel
Mack-Cali Realty Corporation
343 Thornall St.
Edison, New Jersey 08837
Attention: Roger W. Thomas

The address of Lender is:

                THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND VPCM, LLC
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas 75201
Attention: Asset Management Department; Reference Loan No. 706 108 237 and 706 108 267

With a copy to:

                THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas 75201
Attention: Legal Department; Reference Loan No. 706 108 237 and 706 108 267